Exhibit 99.1
PFG / Performance Food Group	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION: Media Contact: Cheryl Moore Director, Corporate Communications (804) 484-6273	Investor Contact: Kevin Collier Director, Investor Relations (804) 287-8109

PERFORMANCE FOOD GROUP REVIEWS ANTICIPATED

THIRD AND FOURTH QUARTER EARNINGS

RICHMOND, Va. (October 18, 2004) - Performance Food Group (Nasdaq/NM:PFGC) announced today that it anticipates earnings for its third quarter to be in the range of approximately $0.36 to $0.37 per share diluted. The Company estimates that results for the quarter were impacted by $0.04 to $0.05 per share diluted due to the recent series of hurricanes in Florida and the southeast markets. The company had previously estimated third quarter earnings in the range of $0.42 to $0.46 per share diluted.

Impact Of Hurricanes Felt Throughout The Company's Business

In the Company's broadline segment, a number of distribution centers located in the southeast markets have been impacted by a series of hurricanes and severe weather. Although service was temporarily disrupted at several locations, none of the facilities sustained significant physical damage. Many of the broadline segment's restaurant customers in the affected areas experienced lost sales days from hurricane preparations and power outages during and after the storms; difficult traffic access; and physical damage to their sites which delayed, or in some cases may prevent, reopening. As a result, both sales and operating expenses were affected in the broadline segment due to the impact on customer operations and the increased expenses incurred by the Company in its own operations as a result of the storms.

In the Company's customized distribution segment, one distribution facility in Florida was affected by the hurricanes. This facility provides deliveries to a large number of national chain customers located throughout Florida and the southeast markets. While few of the customized segment's customers were closed for more than a few days, the segment did experience lost sales and increased costs in providing deliveries to customers during the periods following each storm.

Although the Company's fresh-cut produce segment has no processing facilities in Florida, the state of Florida represents a significant market for the Company's packaged salads sold at retail. In early September, the fresh-cut segment had initiated a promotion for one of its major retail customers. As a result of the storms, the Company did not generate the incremental sales anticipated from the promotional spending. In addition, consumer demand for packaged salad in the markets affected by the hurricanes was dampened for a period of time due to the loss of electricity in many areas following each of the storms. Further, the fresh-cut segment experienced higher transportation costs and product loss in delivering its products to distribution centers in areas affected by the storms.

Growth Rate In Sales Of Packaged Salads At Retail

During the third quarter, the Company's fresh-cut segment continued to be affected by the lower category growth of retail packaged salads. Industry measures indicate that the category growth stabilized in the quarter at a growth rate of approximately 3% to 4% over the same period in the prior year, which remains below historic growth levels. However, the Company continues to grow its fresh-cut sales ahead of the category growth rate.

Current Outlook For The Fourth Quarter

Bob Sledd, Chairman and Chief Executive Officer noted, "In spite of the recent weather-related challenges, we are making progress on our initiatives to drive earnings growth in each of our operating segments. The previously announced new business rollouts in our broadline distribution segment are progressing on schedule. However, some of the factors that impacted our third quarter results will continue into the fourth quarter. We anticipate that our broadline segment will continue to experience reduced sales to customers that suffered storm damage. In addition, it is likely that the broadline segment may experience some increased cost of bad debt for customers that are unable to recover from the storms' effects. Also, since retail category growth in packaged salads has remained below historic growth levels, we have reduced our expectations for category growth in the fourth quarter."

Based on the current view of the business including these two factors, the Company expects the consolidated earnings per share diluted to be in the range of approximately $0.30 to $0.34 in the fourth quarter, which excludes the previously disclosed fourth quarter charge of $0.13 per share diluted for the redemption of the Company's outstanding convertible subordinated notes, which will be completed today. Including the one time fourth quarter charge, the Company expects earnings to be in the range of approximately $0.17 to $0.21 per share diluted. The Company's previous earnings projections for the fourth quarter were $0.34 to $0.38 per share diluted. Earnings for the comparable period in 2003 were $0.26 per share diluted.

The Company will provide an online, real-time webcast and rebroadcast of its earnings conference call for the third quarter of 2004 on Tuesday, November 2, 2004. The live broadcast of the Company's quarterly conference call will be available online at www.pfgc.com on November 2, 2004, beginning at 10:00am (Eastern Time). An online replay of the webcast will be available approximately one hour after the call. Any information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available at www.pfgc.com.

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 48,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. The Fresh Express® line is the industry leader and pioneer of fresh packaged salads. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the level of demand for the company's fresh-cut products; the outcome of the Company's exploration of strategic alternatives for its fresh-cut business; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, produce and market new products and management of the Company's planned growth, including the Company's ability to successfully manage the transition of its sales mix and related production costs, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.